VIA EDGAR

December 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:    Lincoln National Variable Annuity Account L (“Registrant”)
and The Lincoln National Life Insurance Company (“Depositor”)
File No. 333-198911; Pre-Effective Amendment No. 1 (“Amendment”)

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed the above-referenced Amendment to the Registration Statement on December 16, 2014. Pursuant to Rule 461 under the Securities Act of 1933, The Lincoln National Life Insurance Company, in its capacity as Depositor for the Registrant, and Lincoln Financial Distributors, Inc., in its capacity as Principal Underwriter, respectfully request that the effective date of the Amendment be accelerated and that the amended Registration Statement be declared effective on December 19, 2014, or as soon as possible thereafter.

Please contact Mary Jo Ardington, Esquire at 260-455-3917 with any questions or comments regarding this request.

Sincerely,

The Lincoln National Life Insurance Company (Depositor) /s/ Robert M. Melia By: Robert M. Melia Vice President The Lincoln National Life Insurance Company	Lincoln Financial Distributors, Inc. (Principal Underwriter) /s/ Thomas O’Neill By: Thomas O’Neill Title: SVP, COO & Head of Financial Institutions Group Lincoln Financial Distributors

VIA EDGAR

December 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:     Lincoln National Variable Annuity Account L (“Registrant”)
and The Lincoln National Life Insurance Company (“Depositor”)
File No. 333-198912; Pre-Effective Amendment No. 1 (“Amendment”)

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed the above-referenced Amendment to the Registration Statement on December 16, 2014. Pursuant to Rule 461 under the Securities Act of 1933, The Lincoln National Life Insurance Company, in its capacity as Depositor for the Registrant, and Lincoln Financial Distributors, Inc., in its capacity as Principal Underwriter, respectfully request that the effective date of the Amendment be accelerated and that the amended Registration Statement be declared effective on December 19, 2014, or as soon as possible thereafter.

Please contact Mary Jo Ardington, Esquire at 260-455-3917 with any questions or comments regarding this request.

Sincerely,

The Lincoln National Life Insurance Company (Depositor) /s/ Robert M. Melia By: Robert M. Melia Vice President The Lincoln National Life Insurance Company	Lincoln Financial Distributors, Inc. (Principal Underwriter) /s/ Thomas O’Neill By: Thomas O’Neill Title: SVP, COO & Head of Financial Institutions Group Lincoln Financial Distributors

VIA EDGAR

December 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:    Lincoln National Variable Annuity Account L (“Registrant”)
and The Lincoln National Life Insurance Company (“Depositor”)
File No. 333-198913; Pre-Effective Amendment No. 1 (“Amendment”)

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed the above-referenced Amendment to the Registration Statement on December 16, 2014. Pursuant to Rule 461 under the Securities Act of 1933, The Lincoln National Life Insurance Company, in its capacity as Depositor for the Registrant, and Lincoln Financial Distributors, Inc., in its capacity as Principal Underwriter, respectfully request that the effective date of the Amendment be accelerated and that the amended Registration Statement be declared effective on December 19, 2014, or as soon as possible thereafter.

Please contact Mary Jo Ardington, Esquire at 260-455-3917 with any questions or comments regarding this request.

Sincerely,

The Lincoln National Life Insurance Company (Depositor) /s/ Robert M. Melia By: Robert M. Melia Vice President The Lincoln National Life Insurance Company	Lincoln Financial Distributors, Inc. (Principal Underwriter) /s/ Thomas O’Neill By: Thomas O’Neill Title: SVP, COO & Head of Financial Institutions Group Lincoln Financial Distributors

VIA EDGAR

December 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:    Lincoln National Variable Annuity Account L (“Registrant”)
and The Lincoln National Life Insurance Company (“Depositor”)
File No. 333-198914; Pre-Effective Amendment No. 1 (“Amendment”)

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed the above-referenced Amendment to the Registration Statement on December 16, 2014. Pursuant to Rule 461 under the Securities Act of 1933, The Lincoln National Life Insurance Company, in its capacity as Depositor for the Registrant, and Lincoln Financial Distributors, Inc., in its capacity as Principal Underwriter, respectfully request that the effective date of the Amendment be accelerated and that the amended Registration Statement be declared effective on December 19, 2014, or as soon as possible thereafter.

Please contact Mary Jo Ardington, Esquire at 260-455-3917 with any questions or comments regarding this request.

Sincerely,

The Lincoln National Life Insurance Company (Depositor) /s/ Robert M. Melia By: Robert M. Melia Vice President The Lincoln National Life Insurance Company	Lincoln Financial Distributors, Inc. (Principal Underwriter) /s/ Thomas O’Neill By: Thomas O’Neill Title: SVP, COO & Head of Financial Institutions Group Lincoln Financial Distributors